Exhibit 99.1

Michael McConnell

Chief Financial Officer and Treasurer

503-469-4652

mmcconnell@digimarc.com

Ron Parham

Pondel Wilkinson Parham Investor Relations for Digimarc

503-924-1985

rparham@pondel.com

Leslie Constans

Digimarc Public Relations

503-469-4620

lconstans@digimarc.com

FOR IMMEDIATE RELEASE

Digimarc Corporation Provides Preliminary Estimates of Restatement Adjustments and 2004 Financial Results

Company seeks 15-day extension from Nasdaq to complete audit and file 2004 financial statements

Beaverton, OR — March 17, 2005 — Digimarc Corporation (NASDAQ: DMRCE) today announced preliminary estimates for adjustments to prior period financial statements and for fiscal year 2004 financial results.  The Company also announced that it will file for the automatic 15-day extension, as provided under SEC regulations, for filing its Form 10-K 2004, and that it is seeking a 15 day extension from Nasdaq to extend the deadline to file the Company’s Form 10-Q and Form 10-K until March 31, 2005.  The Nasdaq Panel had previously granted the Company’s request to extend the deadline for filing the Form 10-Q for the third quarter of 2004 to March 16, 2005 to align the Form 10-Q filing with the filing of its Form 10-K for the fiscal year ended December 31, 2004.

The preliminary estimates of the restatement adjustments and financial performance data set forth below are unaudited preliminary numbers which are being provided subject to completion of the Company’s analysis, and the continuing review and audit by our independent registered public accounting firm and the Company’s audit committee.  Thus, the final audited results may vary materially from these estimates. All references in this press release to financial results for 2003, for individual quarters within 2003 and for the first two quarters of 2004 refer to the Company’s preliminary estimates of such results after giving effect to the Company’s restatement. Highlights of the Company’s anticipated financial results include:

•                    Full year 2004 revenues increased 9% to approximately $93 million, compared with revenues of approximately $85.5 million in 2003;

•                    Full year 2004 net loss is estimated at approximately $9 million, compared with 2003 net income that was approximately break even;

•                    Fourth quarter 2004 revenues increased 15% to approximately $22 million, with a net loss of approximately $4.6 million, compared with fourth quarter 2003 revenues of approximately $19 million and net loss of approximately $600,000;

•                    Third quarter 2004 revenues increased 5% to approximately $23.5 million, with a net loss of approximately $2.5 million, compared with third quarter 2003 revenues of approximately $22 million and net income of approximately $800,000;

•                    Cash, cash equivalents, restricted cash and short term investments balance as of December 31, 2004 was approximately $52 million;

•                    Restatement adjustments are limited to 2003 and first two quarters of 2004;

•                    Collective impact of the restatement will be to increase the company’s reported net loss over the periods affected by approximately $2 million, which is below the midpoint of previous estimates of $1.2 to $3.5 million;

•                    Company incurred third-party accounting and legal fees of approximately $2 million through December 31, 2004 related to the review and restatement of prior periods and Sarbanes-Oxley compliance activities; and

•                    Shares outstanding at December 31, 2004 were approximately 20.5 million.

Preliminary Estimates of Full Year 2004 Results Compared to Restated Fiscal 2003 Results

The Company anticipates total revenue for the twelve months ended December 31, 2004 of approximately $93 million, compared with revenues of approximately $85.5 million for the year ended December 31, 2003.  The Company also anticipates a net loss of approximately $9 million, or approximately $(0.44) per basic and diluted share, for 2004, compared with anticipated results for 2003 that are approximately break even.

Preliminary Estimates of Fourth Quarter 2004 Results Compared to Restated Fourth Quarter 2003 Results

The Company anticipates revenue for the fourth quarter of approximately $22 million, 15% higher than revenues of approximately $19 million generated in the comparable period of 2003. The Company anticipates reporting a net loss of approximately $4.6 million, or approximately $(0.23) per basic and diluted share.  In the comparable prior year period, the Company anticipates reporting a net loss of approximately $600,000, or approximately $(0.03) per basic and diluted share.

Preliminary Estimates of Third Quarter 2004 Results Compared to Restated Third Quarter 2003 Results

The Company anticipates third quarter 2004 revenues of approximately $23.5 million, approximately 5% higher than revenues of approximately $22.3 million generated for the comparable period of 2003.  The Company anticipates reporting a net loss of approximately $2.5 million, or approximately $(0.12) per basic and diluted share, compared with net income of approximately $800,000, or approximately $0.04 per basic and diluted share for the third quarter of 2003.

Restatement Process

As announced on September 13, 2004, the Company identified potential errors in its accounting for software development costs and project capitalization at the Company’s ID Systems business unit and postponed the release of its financial results for the quarter ended September 30, 2004, pending a review of the Company’s prior accounting.  The Company’s resulting review focused on the capitalization of software development and project accounting.  As errors in these areas were identified and corrected, the Company determined that it was prudent to expand its review to additional areas of its financial statements.  As a result, the Company has investigated the balances in all major accounts within the Company’s financial statements.

This extensive review resulted in estimated adjustments that will reduce income by approximately $2 million, which is below the midpoint of the Company’s previous estimate of $1.2 million to $3.5 million.  The Company anticipates the adjustments will affect its financial statements for the fiscal year ended December 31, 2003, including each of the quarterly periods in that year, and the quarterly periods ended March 31, 2004 and June 30, 2004. During the review, the Company made and will continue to make improvements in its financial controls to address the areas that were identified as needing improvement.  Details regarding the affected accounts, timing of the adjustments, areas identified as needing improvement, and remedial actions taken will be set forth in detail in the Form 10-K for 2004 that the Company expects to file prior to the end of March 2005.

Anticipated Results of Restatement of 2003 and First and Second Quarters of 2004

As previously announced, the Company will restate financial results for 2003 and the first two quarters of 2004 primarily to correct certain errors in the accounting for the capitalization of costs related to internal use software and in project accounting at the Company’s ID Systems business unit.  The accounting errors to be corrected in the restatement include the following:

•                    certain software development costs relating to internal-use software at the Company’s ID systems business were erroneously capitalized;

•                   errors in the implementation of a new accounting system in 2003 and early 2004 resulted in mistakes in various project costs, inventory and related accounts;

•                   certain international tax expenses were not recorded in a timely manner; and

•                    in two instances, revenue accruals were not recognized in a timely manner with respect to certain long-term production contracts because the estimated production volumes and actual production volumes were not reconciled.

An overview of estimated adjustments by period follows:

•                    First quarter of 2004 — Restated revenues for the first quarter of 2004 were approximately $23.7 million compared with $23.5 million as initially reported. Restated net loss was approximately $600,000, or ($0.03) per share, compared with net income of $525,000, or $0.03 per share, as initially reported.

•                    Second quarter of 2004 — Restated revenues for the second quarter of 2004 were approximately $23.5 million compared with $23.7 million as initially reported. Restated net loss was approximately $1.5 million, or ($0.07) per share, compared with a loss of $1.9 million, or ($0.10) per share, as initially reported.

•                    Fiscal Year 2003 — Restated revenues for 2003 were approximately $85.5 million, reflecting no material change in revenues for the year from those initially reported. Restated operating results are approximately break even, compared with net income of $1.5 million, or $0.08 per diluted share, as initially reported.

About Digimarc

Digimarc Corporation (NASDAQ: DMRCE), based in Beaverton, Oregon, is a leading supplier of secure media solutions used in a wide range of security, identification and digital media content applications.

Digimarc provides products and services that enable the production of more than 60 million personal identification documents, including two-thirds of U.S. driver licenses and IDs for more than 20 countries.  Digimarc’s digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Digimarc has an extensive intellectual property portfolio, with 187 issued U.S. patents with more than 4,000 claims, and more than 400 pending patent applications in digital watermarking, personal identification and related technologies.

The Company is headquartered in Beaverton, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; and the Washington DC area; and European offices in London. Please go to www.digimarc.com for more Company information.

Securities Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This release contains certain “forward-looking statements” that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements relating to expectations of financial results and related information, statements relating to the anticipated restated financial results for 2003 and the first and second quarters of 2004, statements relating to the amount of the restatement, statements relating to the anticipated filing date of the Company’s Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended September 30, 2004, statements relating to the long-term status of the Company, statements relating to the Company’s ability to build and expand the Company and its market position, statements relating to the effectiveness of the Company’s controls and procedures, statements regarding the types of accounting errors to be corrected in the restatement, statements relating to the anticipated results of the Company’s internal control assessment and the related attestation from the Company’s independent auditors as to the adequacy of such internal controls, statements relating to the benefits of key personnel additions, and other statements of management’s opinion or expectations, such as statements containing the words “believes,” “expects,” “estimates,” “anticipates” or words of similar import or statements of management’s opinion. These statements are subject to certain assumptions, risks, uncertainties and changes in circumstances.  Actual results may vary materially due to, among other things, the actual financial results and related information for the Company for 2004, including the third and fourth quarters of 2004, the actual restated financial results of the Company for 2003, including each of the quarterly periods therein, and the first and second quarters of 2004, inherent limitations in all control systems and related procedures, risks as to litigation and related matters in connection with the Company’s restatement of financial results, the actual timing and impact of the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the actual timing of the Company’s filing of its Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended September 30, 2004, changes resulting from any further key personnel additions or departures, the actual results of the Company’s review into accounting errors, as well as changes in economic, business, competitive, technological and/or regulatory factors and trends.  Digimarc is not obligated to (and expressly disclaims any obligation to) revise/update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.  More detailed information about risk factors that may affect actual results is set forth in filings by Digimarc with the Securities and Exchange Commission, including the Company’s Forms 10-K and 10-Q previously filed with the SEC, including sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the captions “Overview”, “Restatement of Financial Statements”, “Critical Accounting Policies and Estimates”, “Liquidity and Capital Resources”, “Risk Factors” and “Controls and Procedures”.